UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10 -A1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

ANPATH GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	20-1602779
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

515 Congress Ave., Suite 1400

Austin, Texas 78701

(Address of principal executive offices)

Registrant’s telephone number, including area code: (407) 373-6925

Securities to be registered pursuant to Section 12(b) of the Act:   None

Name of each exchange on which each class is to be registered:    None

Securities to be registered pursuant to Section 12(g) of the Act:

$0.0001 par value common stock

Title of Class

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filed,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer   [  ]

Accelerated filer                        [  ]

Non-accelerated filer     [  ]

Smaller reporting company      [X]

(Do not check if a smaller reporting company)

Item 1.  Business.

Business Development

Organization and Other Corporate Developments

Anpath Group, Inc. (“Anpath,” the “Company,” “we,” “us,” and “our,” or words of similar import) was organized pursuant to the laws of the State of Delaware on August 26, 2004, under the name “Telecomm Sales Network, Inc.,” with an authorized capital of 105,000,000 shares, of which 100,000,000 shares were designated as common stock, par value $0.0001 per share, and 5,000,000 shares were designated as preferred stock, par value $0.0001 per share.  We were formed for the purpose of engaging in any lawful act or activity allowed under the General Corporation Law of the State of Delaware (the “Delaware Law”).

At its inception, the Company intended to provide sales channel and marketing consulting and support services to telecommunications companies worldwide.  On January 10, 2006, the Company completed the acquisition of EnviroSystems, Inc., a Nevada corporation (“ESI”), under the terms of an Agreement and Plan of Merger dated November 11, 2005, as amended.  Upon the completion of this transaction, ESI became a wholly-owned subsidiary of the Company.  The Company effectuated the ESI acquisition in order to commercialize ESI’s nano-emulsion biocide technology platform, known as EcoTru Ready to Use (“EcoTru RTU”).   The Company has no independent operations and will conduct all of its business through its wholly-owned subsidiary, ESI.

On January 12, 2007, we filed with the Delaware Secretary of State a Certificate of Amendment to our Certificate of Incorporation, by which we changed our name to “Anpath Group, Inc.”

The Company’s revenues from the sale of its disinfecting, sanitizing and cleaning products were insufficient to meet its outstanding debt obligations.  As a result, on May 20, 2010, we filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware, under Case No. 10-11652.  On November 22, 2010, the Bankruptcy Court entered an order confirming the Company’s first amended plan of reorganization (the “Plan”).  The Plan became effective and the Company consummated its reorganization and emerged from Chapter 11 on December 23, 2010.  The terms of the Plan were disclosed in the Company’s Current Report on Form 8-K, dated December 23, 2010, which was filed with the SEC on the same date.

On December 28, 2010, we filed with the SEC a Form 15 suspending our duty to file reports with the SEC under Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Upon effectiveness of this Registration Statement on Form 10, we will become obligated to file such reports under Section 13 of the Exchange Act.

On January 6, 2011, the Company filed with the Delaware Secretary of State an Amended and Restated Certificate of Incorporation to prohibit the issuance of any non-voting equity securities to the extent prohibited by Section 1123(a)(6) of Title 11 of the U.S. Bankruptcy Code.

In October 2011, ESI ceased its normal operations because cash provided by operations was not sufficient for ESI to pay for its continuing expenses and the Company had advanced or expended all the funds available to it. In late 2011 and early 2012, some orders were shipped using inventory in stock. After ceasing normal operations, the Company conducted its minimal operations from the offices or homes of its officers.  During this time period, the Company was able to keep current with its renewal fees due to the EPA.  In 2013, we resumed limited operations when additional funding was received. The Company continues these operations in a virtual manner from the officers and directors other offices or home offices.

On February 28, 2013, we filed with the Delaware Secretary of State a Certificate of Amendment to effectuate a reverse split of our issued and outstanding shares of common stock in the ratio of one post-split share in exchange for every two pre-split shares of common stock, while retaining the par value of $0.001 per share, with appropriate adjustments in the additional paid-in capital and stated capital accounts of the Company, and with all fractional shares that would otherwise result from such reverse split being rounded up to the nearest whole share.

Unless indicated otherwise, the foregoing adjustment to our capital stock has been taken into account in all computations herein.

The Independent Auditor’s Report issued in connection with our audited financial statements for the fiscal years ended March 31, 2013 and 2012, expressed substantial doubt about our ability to continue as a going concern, due to our history of net losses, our accumulated deficit and our working capital deficit.  In addition, we have accumulated a deficit of $5.5 million as of December 31, 2013, and have experienced recurring losses since inception. See the Index to Financial Statements, Part F/S of this Registration Statement.

Copies of our initial Certificate of Incorporation and all amendments and restatements thereto are filed herewith as Exhibits 3.1 through 3.4, respectively, and our Amended and Restated Bylaws are filed herewith as Exhibit 3.5 and incorporated herein by reference.  See the Exhibit Index, Item 15 of this Registration Statement.

Business

Subject to raising a sufficient amount of working capital either through equity offerings, debt offerings or a combination thereof , estimated to be $2 million, the Company, through its wholly-owned subsidiary, ESI, plans to begin producing disinfecting, biocidal, disinfecting and cleaning products designed to help prevent the spread of infectious microorganisms and control the growth of these disease-causing microbes, while minimizing the harmful effects to people, animals, surfaces and the environment.  In furtherance of this goal, on May 14, 2013, we issued to one accredited investor a Secured Promissory Note in the principal amount of $205,000, and in July, 2013, we sold to two accredited investors a total of 62,500 “unregistered” and “restricted” shares of its common stock at a price of $0.80 per share, for aggregate gross proceeds of $50,000.  We do not have any committed sources of funding and have not entered into any agreements or arrangements with respect to our fundraising efforts at this time. See Item 10, “Recent Sales of Unregistered Securities.”

The Company estimates that it will need $2 million in net proceeds either through equity offerings, debt offerings and a combination thereof. The Company intends to use the funds as follows:

Use of Proceeds………………………………...	Assumes Maximum Offering Use of Proceeds: Repayment of outstanding promissory note to Alpha Capital Anstalt (2) Working Capital	$2,000,000 (1) $ 205,000 $1,795,000

(1)  This figure does not take into account the payment of any commission, legal fees or other costs that may be associated with any such offering.

(2)  See the disclosure under Item 10, Recent Sales of Unregistered Securities of this Form 10-A1.

From the working capital estimated to be $1,795,000, we anticipate that the following significant steps will be funded during the following 12 months:

Working Capital………………………………...

Officer and employee salaries and benefits (1)

Legal and Professional Fees (1)

Preparation for and marketing of GeoTru (2)

Preparation for and marketing of EcoTru (3)

Operating and other expenses

Notes:

(1)

Expenses are estimated for a 12 month period

(2)

It is estimated that GeoTru can be ready to market within 6 months of funding

(3)

It is estimated that EcoTru can be ready to market in 12 months

$1,795,000 $ 400,000 $ 100,000 $ 250,000 $ 350,000 $ 695,000

The following table identifies the various milestones that we intend to meet over the next 12 months, subject to receipt of sufficient funding:

GeoTru Milestones

Milestone

Timeline

1.  Individual state EPA registration renewals

180 days (16 states:  30-180 days/state)

2.  Production of initial “field testing” batch

60 days

3.  Product marketing materials/website revision

60 days

4.  Engage distributor(s)

30 days

5.  Promotion campaign

90 days

6.  Miscellaneous testing

15-30 days each

Eco Tru Milestones

Milestone

Timeline

1.  Individual state EPA registration renewals

12 months

2.  Production of initial batch

60 days

3.  Conclude license agreement with aviation partner

60 days

4.  Support advanced materials compatibility testing

60 days

5.  Engage industrial cleaning distributor/license partner

180 days

6.  Engage five former domestic customers

180 days

7.  Complete distributor agreement for Japan

180 days

8.  Identify EU distributor/license partner

270 days

The name “Anpath Group, Inc.” was chosen to more closely align the name of the Company with current products and future initiatives in the industrial microbial control and infection prevention industries.  The name “Anpath,” literally translated, means “the absence of disease ”   It consists of the Greek prefix “an,” meaning “without,” and the Greek root “path,” meaning disease.-   It was adopted to improve the Company’s ability to build brand recognition and at the same time to permit the addition of other businesses that may target different approaches to our core mission:  Provide a healthier today and a safer tomorrow through knowledgeable people and innovative infection prevention, decontamination, and health science and industrial technologies, products, and services.

The Company has developed and has trade secret rights and patents pending to what it believes to be a unique and proprietary chemical emulsion biocide technology platform. Subject to the receipt of sufficient working capital capital either through equity offerings, debt offerings or a combination thereof, estimated at $2 million, Anpath plans to begin producing biocidal, disinfecting and cleaning products that it believes will help prevent the spread of infectious microorganisms while offering a favorable profile for health and environmental effects.

The ESI formulation was used by the Washington Metropolitan Area Transit Authority, Jan-Pro Cleaning Systems and other companies in the commercial market until ESI ceased its normal operations in 2011.  Moreover, the product was used by many airlines and conformed to all testing per the AMS1453 specifications, demonstrating its non-corrosive nature.

Primary Technology Platform:

Subject to receipt of funding as discussed above, Anpath plans to fully develop the ESI parachlorometaxylenol (PCMX)-based chemical emulsion technology platform. PCMX is the broad spectrum, fast acting active ingredient at the heart of the ESI technology.  The characteristics of this technology permit the introduction of biocides that are both efficacious, possessing the ability to destroy a wide-range of disease-causing microorganisms, and at the same time possess a favorable profile for health and environmental effects.  This combination makes the resultant products ideal for use in a wide range of markets that are in need of disinfection and microbial control with reduced threat to users and people in the use area, treated surfaces, and the environment in general.  The Company has trade secrets and patents pending related to the formulations and production of these chemical emulsion products, specifically the use of PCMX, which we believe offer significant barriers to competition.

Anpath PCMX Chemical Emulsion Product Characteristics:

•

Efficacious disinfectants/biocides/sanitizers/cleaners that are gentle to use (achieve bio-decontamination without toxic  & corrosive chemicals)

•

Kill a wide range of infectious microorganisms

•

Minimal Skin, Eye, Pulmonary, Oral or Dermal Irritation

•

Patents pending and trade secret manufacturing processes offer barrier to competition

•

Non-corrosive — As a demonstration of potential surface compatibility, previous ESI products are included in the Boeing Qualified Products List (QPL) and conform with AMS-1452A, 1453 & D6-7127 Aircraft Corrosion Specifications , which relate to a broad series of testing protocols and recommended acceptance criteria in the aerospace industry for non-corrosion and materials compatibility

•

Clean/sanitize/disinfect/microbial control/treat while minimizing the harmful effects to people, animals, surfaces and the environment

Principal products or services and their markets

Anpath intends to exploit its technology platform through the development and licensing/private labeling of its technology in several product categories.  The Company’s chemical emulsion technology will permit Anpath to offer a wide range of biocide, disinfectant/sanitizer and cleaning products for a variety of applications and markets. The Company’s primary focus is the market introduction of GeoTru™ Geobiocide, for use in the oil and gas industry, specifically for hydraulic fracturing and microbial control in fracking fluids.  Anpath will also opportunistically seek to license/private label its technology/products for surface disinfection.

Geo-Biocides

At a time when the need for increased oil/gas production and environmental concerns are colliding, Anpath has focused on a more environmentally correct solution for geobiocides with its GeoTru Geobiocide.

The increased utilization of well stimulation and enhanced oil recovery methods will provide a wide range of opportunities for the suppliers of both formulated oilfield chemicals and their raw materials.  Additionally, U.S. well stimulation material demand continues to grow.  A February, 2014, report from BCC Research LLC of Wellesley, Massachusetts notes that from 2013 to 2018, the compound annual growth rate for fracking fluids will reach 7.4%. The report estimates the U.S. market for fracking fluids at $18.4 billion in 2012 and $26 billion in 2013, with growth to nearly $37.3 billion by 2018.

Hydraulic fracturing consists of pumping into the formation very large volumes of fresh water that generally has been treated with a friction reducer, biocides, scale inhibitor, and surfactants, and contains sand and granular products as propping agents. The water treating fluid maximizes the horizontal length of the fracture while minimizing the vertical fracture height. The fractures, which are held open by the proppants, result in increased surface area, which further results in increases in the desorption of the gas from the shale and increases in the mobility of the gas. The result is more efficient recovery of a larger volume of the gas-in-place.

                Many of the chemicals used in the treated water are considered toxic and potentially harmful. GeoTru is the result of a project initiated by Anpath to produce a proprietary biocide for use in the oil and gas industry.  Specifically our goal was to produce a safe oil/gas field biocide that provided effective control of microorganisms and was environmentally correct. Reflecting this goal; GeoTru is safe to ship and handle, non-flammable with no explosion hazard,  and with surface active properties.   Due to EPA labeling requirements, we are not able to state on our label that GeoTru is biodegradable, although we have data showing that it is biodegradable.   GeoTru is designed to function in the oil field environment; it is compatible with the varying water types found in field operations as well as elevated water temperatures and varying total dissolved solid concentrations and high levels of salinity, while providing effective control of microorganisms.

Development of GeoTru is a result of Anpath’s proprietary PCMX emulsion technology platform. Unique to this platform, the GeoTru formulation consists of a high yet safe and easy to work with PCMX concentration with compatible “nature-based” surfactants and solubilizers. This formulation is readily diluted with field waters and further addresses the needs for biocide solution penetration into the porous and layered geological formations for release of oil and gas reserves. Extensive development efforts have been undertaken to address the production needs in the field.  PCMX (also referred to as parachlorometaxylenol and chloroxylenol) has a very long history of use as an antimicrobial, over 60 years. Since it is a very hydrophobic agent it is compatible with nonaqueous oil and natural gas reserves. PCMX is neither an oxidizing agent nor aldehyde, making it compatible and viable in waters with organic loads and not readily inactivated.  It has a history of industrial applications including use in adhesives, paints, leather, paper, and textiles. PCMX is also a very gentle and safe antimicrobial as seen by its history of use as an antiseptic agent for hand soaps, hand sanitizers, lotions, surgical scrubs, surface disinfectants, deodorizer air fresheners, nail infection treatment agents, hair and body shampoos, and acne medications; all at concentrations significantly higher than would be used for oil and gas exploration, production, and stimulation operations. PCMX is not known to be carcinogenic nor an endocrine disruptor nor to cause antimicrobial resistance. Because of its hydrophobic nature and low solubility in water it is emulsified to make it water soluble and to permit its intimate contact with the water bearing microorganisms and effectively control their growth.

In the oil/gas field environment GeoTru is added to aqueous fluids, such as but not limited to fracking fluids, to control the growth of microorganisms that produce acids and hydrogen sulfide as examples that sour the well and its products and are causes of corrosion. Without the biocide addition, the wells and products lose appreciable commercial value. GeoTru has been tested in-house and in independent laboratories. In independent testing the biocidal efficacy has been shown and in in-house testing the severe conditions such as elevated temperature and high salinity and presence of dissolved solids has shown the product to be stable. In addition to such testing the product has been designed to have a low toxicity profile as evidenced by the product being classified by the EPA as Toxicity Category IV (the least toxic category rated by the EPA) in 5 of 6 tests including oral, inhalation, and dermal exposure. It is non-sensitizing to skin and there are no special handling requirements except routine eye protection. The product is non-carcinogenic and environmentally friendly, is produced with a very high percentage of renewable sources, has a low potential for bioaccumulation, and is safe for the environment. The product has a high flashpoint, low freezing point, is not self-igniting, and does not present an explosion hazard.

GeoTru is registered with the United States Environmental Protection Agency (EPA):  Biocide for the control of microorganisms including bacteria, algae, and fungi in oil and gas exploration and production operations including enhanced recovery systems (such as hydraulic fracturing) and industrial water systems.

GeoTru’s registration (EPA Reg No 70791-3) is supported by in-house testing and commissioned outside independent laboratory antibacterial, antifungal testing, chemistry evaluations, and toxicological testing.   Based on EPA Data Reviews for Acute Inhalation Toxicity and Dermal Sensitization Testing dated July 22, 2010, and July 23, 2010, respectively, GeoTru meets EPA Requirements for Toxicity Category IV for no special warnings or precautionary statements required for harmful ingestion, inhalation, and dermal effects. A patent is pending.

Surface Disinfectants

The Company also intends to reintroduce its broad-spectrum hospital-grade disinfectant, EcoTru®.

EcoTru is a non-corrosive, non-irritating, non-flammable multi-purpose, effective Broad Spectrum disinfectant and deodorizing cleaner.  It is a gentle disinfecting method and does not require protective clothing or special ventilation and has no special handling requirements.   The Master Label that was attached as an exhibit to the EPA’s Notice of Pesticide Registration dated September 2, 2011, indicates that EcoTru  “ Meets EPA Requirements  for Toxicity Category IV (no special warnings or precautionary statements required for harmful dermal, ocular, inhalation or ingestion effects). ” When initially introduced, management performed its own review of the EPA’s web site and determined that EcoTru was  the first product of its kind to to be listed as a Toxicity Category IV product.   This new, revised formulation addresses the same needs and has a broader efficacy spectrum. It is a ready-to-use bactericide and virucide shown to be effective against numerous microorganisms such as, Avian Influenza A and MRSA.  EcoTru is registered with the EPA (EPA Reg. No. 70791-4).  A patent is pending.

Distribution methods of the products or services

The Company plans to maximize its market distribution relationships in several ways. While the oil and gas industry opportunity is significant, the market for GeoTru is focused on opportunities in the areas of hydraulic fracturing and related oil and gas exploration and production activities that will continue to display growth for years to come, as indicated in the BCC Research report cited above.  With its high growth profile, hydraulic fracturing has become a highly visible portion of the U.S. energy industry .  We have developed strong relationships with several oil and gas industry chemical distribution partners and intend to leverage those relationships through distribution agreements.  As of the date hereof, we have not entered into any such arrangements .  Additionally, the Company is in contact with certain private and state organizations promoting the economic benefits of hydraulic fracturing.  Management believes that GeoTru offers the ideal combination of safety and efficacy and should help allay public fears related to the environmental impact of chemicals used in fracking.

Our surface disinfectant technology is widely accepted by industries that place a premium on material compatibility and safety in general, for example, the airline industry.   The stringent requirements placed on materials compatibility favor our technology versus more traditional disinfectants.  Our surface disinfectant has proven to be very compatible with a wide range of materials as evidenced by the results of the testing against AMS-1453, AMS-1452A & D6-7127 specifications.  Further, the Toxicity Category IV demonstrates a higher level of safety since it requires no protective clothing, no special ventilation, is non-flammable and has no special handling requirements.   Our EcoTru distribution model directs us to partner with industry focused distribution leaders; in selective cases we will seek a combined manufacturing/distribution arrangement. Currently, we are in negotiation with a leading provider to the worldwide airline industry.  Our intent is to license the rights to our product, and our potential partner is considering the value of private labeling the product.   Our manufacturing process is a two-part process, initially producing a concentrate and then dilution to a ready-to-use disinfectant.  By design, we can produce the concentrate, maintaining trade secrets, and ship to manufacturing/distribution partners and they in turn can produce RTU on a just-in-time basis.  This addresses two important issues and will provide ESI and its designated distribution partners with significant advantages. First, there will be a drastic reduction in freight costs since the concentrate produces significantly greater RTU volumes, and second, there will be better inventory management since the concentrate has no shelf life.   The products listed on the website are ready-to-use products.  A substantial part of our strategic plan is to partner with industry focused distribution entities that have manufacturing capabilities.  Under this plan, ESI will sell concentrate to our distribution partner(s) and on a just-in-time basis, the partner will complete the manufacturing process and package for distribution.  Our product is made in two steps and the result of the initial phase is a concentrate.  The second phase involves dilution and packaging.  One of the advantages of selling concentrate to select partners is that the concentrate has no shelf-life (as opposed to the RTU product) and can be produced on an as needed basis and thus maximize shelf-life for the final RTU product.  Additionally, we can ship the concentrate internationally and save significant shipping costs since the dilution ratio is 25:1.   These advantages are particularly important in serving international markets.   In the past, we have sold products to a number of international markets, particularly in Asia.  We have had distribution partners in Japan and Korea and have sold product to a number of Asian airlines.

The Company has identified several distribution options, to include:  (i) engaging conventional distributors seeking a safer, more environmentally correct disinfectant; (ii) industry-focused distribution; (iii) large, individual customers such as the Washington Metropolitan Area Transit Authority; and (iv) license agreements with focused industry leaders and international markets.  A draft licensing agreement is under consideration.

Status of any publicly announced new product or service

None; not applicable.

Competitive Business Conditions and Competitive Position in the Industry and Methods of Competition

The market for products such as ours is highly competitive and we face competition from a number of companies, most of which have substantially greater brand name recognition and financial, research and development, production and other resources than we do.

Consumer, Institutional, Hospitality and Military

In the consumer and institutional markets our primary competitors include Johnson & Johnson, Ecolab, Inc., Clorox, Sensible Life Products, and Proctor & Gamble, and others all of which have products with recognized national brands that include Clorox, Lysol, Pine Sol, and industry specific products. Products used in the consumer markets and certain institutional markets like the hospitality industry generally compete based upon price. To date, relatively higher per unit costs of our product as compared to our competitors has limited our ability to compete in these markets. We believe an increased awareness of the need for safer biocides with environmentally correct profiles will aid our principal competitive advantages; comparatively favorable toxicity profile, efficacy, and environmental profile.

Oil and Gas

There are over 35 dominant major oilfield chemical suppliers, led by the likes of Dow Chemical, BASF and Rhodia, with a remaining fragmented set of smaller competitors. Biocides are required to be used in aqueous environments such as the fracking fluids that are used for oil and gas production.  Besides our product, which is the only known biocide for this application that is based on PCMX there are a number of other biocides being used in the industry that are sold by the dominant major oilfield chemical suppliers and smaller companies and that may be competitive with our product. Current competitive products are conventional biocides: glutaraldehydes, quats, sodium hypochlorite (bleach) and chlorine dioxide.   In 2011, the Company’s management reviewed the EPA’s web site and determined that competitive biocides are very toxic and do not carry the Toxicity Category IV labeling.  Special handling is required and some must be generated on-site.  Glutaraldehyde is the most commonly used biocide for hydraulic fracturing based on usage volume in 2013.  The BCC Research report cited above notes that the use of glutaraldehyde in the industry has a questionable future since environmental advocacy groups have included it on the list of fracking chemicals with 10 or more harmful health effects. Electrochemically activated salt water has been used and is available; a green oxidizing technology, but expensive and easily prone to inactivation.  The relevant trend is toward a reduction in the use of toxic biocides as increased environmental regulations make biocide applications more and more costly, and the potential for regulation requiring “greener” biocides a real possibility.

Though there are many disinfectant products that are EPA-registered, when used as directed, the majority of these products incorporate chemicals that can be toxic, corrosive and potentially damaging to the environment. Anpath eliminates the effectiveness-safety trade-off faced by consumers in the current market place. Through a proprietary formulation method using parachlorometaxylenol (PCMX), the company offers effective disinfecting solutions with active ingredient concentration levels at one-to-two orders of magnitude lower than those of other disinfectants, eliminating any toxic or corrosive effects. Unlike many competing products, Anpath PCMX based chemical emulsion products do not require special handling or precautions, including no precautions for skin, eye, pulmonary, oral or dermal irritation. Additionally, products are nonflammable and environmentally responsible. Anpath has formulated both its EcoTru and GeoTru product with nature-based actives.

Competitive Product Characteristics:

•

Accelerated Peroxides & Bleach

–

Highly corrosive – protective gear required

–

Toxic - causes chemical burns

–

Pulmonary and ocular irritant

–

Must preclean for efficacy

•

Quaternary Ammonium Compounds (Quats)

–

Limited efficacy

–

Toxic & Irritating

–

Corrosive

–

Limited biodegradation

•

Ortho-Phenyl Phenol

–

Highly toxic & irritating – protective gear required

–

Corrosive

–

Carcinogenic

–

Limited biodegradation

Sources and availability of raw materials and the names of principal suppliers

Raw materials for all ingredients used in production of ESI products are readily available from a variety of sources.  The active ingredient, parachlorometaxylenol (PCMX) is available in multiple quality grades.  An EPA registered grade PCMX used to produce our products is readily available from two sources; Clariant Corporation, a Swiss based company with US headquarters in Charlotte, NC, and Thomas Swan, a British based company with US headquarters in Lyndhurst, NJ.  ESI has good relationships with each company.  In addition, we have negotiated a manufacturing price with Surfactants International, a US distributor for PCMX produced by Swan, and Surfactants International has conducted trial runs and agreed to all of our quality control procedures. Further, consideration for the supply of raw materials was addressed during the development of our two flagship products, GeoTru and EcoTru.  In both cases, we were able to formulate using some variation in raw materials and likewise we have registered these multiple formulations with the EPA.

Dependence on one or a few major customers

Traditionally, ESI has sold product to a few major customers, however these customers are in industries that place a high premium on the advantages of ESI PCMX-based chemical emulsion technology.  We plan to target these industries for broader distribution within the industry.  Additionally, following our strategic plan to partner through industry-based exclusive manufacturing/distribution arrangements we intend to more closely align our goals with those of our partners.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration

We submitted an application for patent with the United States Patent and Trademark Office for our Biocide formulations on July 23, 2012, application number 13/555,799.  We also hold the rights to the emulsion disinfecting, sanitizing and cleaning compositions made with hydrophobic antimicrobial agents that is represented by USPTO application number 13/970,704.  We are currently waiting for responses from the patent office examiner.  We do not believe that our business is dependent upon obtaining patents on our technology due to the existence of nondisclosure agreements and our maintenance of trade secrets.  However, having patents on our technology would provide an addition level of protection in this regard.

Need for any Governmental Approval of Principal Products or Services

See the disclosure under the caption “Costs and Effects of Compliance with Environmental Laws,” below.

Effect of Existing or Probable Governmental Regulations on the Business

In addition to the environmental regulations outlined above, if and when this Registration Statement becomes effective, we will be subject to the following regulations of the SEC and applicable securities laws, rules and regulations:

Smaller Reporting Company

We will be subject to the reporting requirements of Section 13 of the Exchange Act and the disclosure requirements of Regulation S-K of the SEC, as a “smaller reporting company.”  That designation relieves us of some of the informational requirements of Regulation S-K.

Sarbanes/Oxley Act

We are also subject to the Sarbanes-Oxley Act of 2002.  The Sarbanes/Oxley Act created a strong and independent accounting oversight board to oversee the conduct of auditors of public companies and strengthens auditor independence.  It also requires steps to enhance the direct responsibility of senior members of management for financial reporting and for the quality of financial disclosures made by public companies; establishes clear statutory rules to limit, and to expose to public view, possible conflicts of interest affecting securities analysts; creates guidelines for audit committee members’ appointment, compensation and oversight of the work of public companies’ auditors; management assessment of our internal controls; prohibits certain insider trading during pension fund blackout periods; requires companies to evaluate internal controls and procedures; and establishes a federal crime of securities fraud, among other provisions. Compliance with the requirements of the Sarbanes/Oxley Act has substantially increased our legal and accounting costs.

Exchange Act Reporting Requirements

Section 14(a) of the Exchange Act requires all companies with securities registered pursuant to Section 12(g) of the Exchange Act to comply with the rules and regulations of the SEC regarding proxy solicitations, as outlined in Regulation 14A. Matters submitted to shareholders of the Company at a special or annual meeting thereof or pursuant to a written consent will require the Company to provide the Company’s shareholders with the information outlined in Schedules 14A or 14C of Regulation 14; preliminary copies of this information must be submitted to the SEC at least 10 days prior to the date that definitive copies of this information are forwarded to the Company’s shareholders.

We are required to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the SEC on a regular basis, and are required to timely disclose certain material events (e.g., changes in corporate control; acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business; and bankruptcy) in a Current Report on Form 8-K.

Emerging Growth Company

Anpath may be deemed to be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act.  As long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding an annual nonbinding advisory vote on executive compensation and seeking nonbinding stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We will remain an “emerging growth company” for up to five years, although we would cease to be an “emerging growth company” prior to such time if we have more than $1 billion in annual revenue, more than $700 million in market value of our common stock is held by non-affiliates or we issue more than $1 billion of non-convertible debt over a three-year period.

Research and Development Costs During the Last Two Fiscal Years

During the fiscal years ended March 31, 2013, and 2012, we incurred product development and regulatory costs totaling $9,300 and $39,150, respectively.  During the nine months ended December 31, 2013, these costs totaled $11,938.

Cost and Effects of Compliance with Environmental Laws

Disinfectant products such as ours are classified as “pesticides” and are subject to regulation by the United States Environmental Protection Agency (the “EPA”), pursuant to the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”) as amended by the Food Quality Protection Act (“FQPA”) of 1996. FIFRA generally requires that before any entity can sell or distribute any pesticide in the United States, it must obtain a registration from the EPA. After completing the registration process and submission of all required data, an applicant's proposed product label is stamped when accepted by the EPA and returned to the registrant for use upon the registered product package. Anyone who sells/distributes a pesticide (including antimicrobial products) also must register that product in every state in which it intends to sell/distribute the product.

Facilities at which a pesticide is produced also must be listed with the EPA. Upon registration, an establishment number is assigned. Annual pesticide production reports are required to be submitted to the EPA and other books and records must be maintained indicating the amount produced, repackaged/relabeled for the past year, amount sold/distributed for the past year within and outside of the U.S., and the amount to be produced/repackaged/ relabeled for the current year. Pesticide maintenance fees are required for registered products. Failure to pay registration and annual maintenance fees or provide necessary test data when requested by the EPA could result in the cancellation of an EPA registration.

EPA regulations also require registrants to report to the EPA new information concerning adverse effects associated with their products.

We have three products registered with the EPA, EcoTru® Revised,  EnviroTru®and GeoTru™ assigned EPA Registration Nos. 70791-4,  70791-2, and 70791-3, which have EPA registered labels. All are in compliance and annual federal maintenance fees are current.   EnviroTru  has been  registered in all of the 50 States in the United States and the District of Columbia ; however, for strategic reasons related to the introduction of EcoTru, we may not renew these state registrations .  GeoTru was registered in 16 states , which comprise the vast majority of hydraulic fracturing activity , and these registrations will be renewed.      The renewal fees range from approximately $50 to

approximately $750 per state, and we estimate total fees at about $10,000.   The company plans to begin the EcoTru state registration in early 2014.   This simple process entails the submission of an application and the payment of a fee.  We do not believe that the cost of compliance with applicable environmental regulations will have a material impact on our business.   All ESI products will be produced in EPA-registered manufacturing facilities. The Company has not entered into a manufacturing agreement to produce its products.

In addition to the formulae that have been US EPA registered, one animal product (EquineTru® Skin and Hoof Treatment) has been cleared for marketing by the FDA. In an effort to focus our resources on what we believe to be our higher market value products, we have chosen to not pursue the EnviroTru formulation or the EquineTru formulation at this time.

Although to date we have not had substantial international sales of our products, when we do sell products in foreign jurisdictions, we will be subject to foreign regulations. For example, before we can introduce our products into certain markets in the United Kingdom, such products must be listed on the United Kingdom's National Registry. We expect that we will have to register our products in other foreign jurisdictions before we can commence sales in such jurisdictions. Compliance with foreign requirements could require substantial expenditures and effort.

Number of Total Employees and Number of Full Time Employees

As of the date of this Registration Statement, we have no full-time employees and four part-time employees, including our executive officers.

Additional Information

You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may also find this Registration Statement and all reports that we  file electronically with the SEC at their Internet site www.sec.gov.  Please call the SEC at 1-202-551-8090 for further information on this or other Public Reference Rooms.  This Registration Statement, and our SEC reports or other registration statements, once filed, will also be available from commercial document retrieval services, such as Corporation Service Company, whose telephone number is 1-800-222-2122.

Item 1A.  Risk Factors

Risks Related to Our Company

A number of factors could affect the business of Anpath and/or its operating subsidiary, ESI.  Any factor which could adversely affect the business of ESI could, by extension, have a negative effect on the Company’s own financial performance.  Among these potential factors are the following:

The Company will need to raise capital to fund operations, and its failure to obtain funding when needed may force the Company to delay, reduce or eliminate product development efforts.

The Company will need to obtain operating capital capital either through equity offerings, debt offerings or a combination thereof, of approximately $2 million before it can commence its planned business operations.  In addition if, in the future, the Company is not capable of generating sufficient revenues from operations and its capital resources are insufficient to meet future requirements, the Company may have to raise funds to permit ESI to continue the commercialization, marketing and sale of its products.   We presently have no committed sources of funding and we have not entered into any agreements or arrangements with respect to our fundraising efforts.   The Company cannot be certain that funding will be available on acceptable terms, or at all.  To the extent that the Company raises additional funds by issuing equity securities, its stockholders may experience significant dilution.  Any debt financing, if available, may involve restrictive covenants that impact its ability to conduct business.  If the Company is unable to raise additional capital if required or on acceptable terms, ESI may have to significantly delay, scale back or discontinue the development and/or commercialization of one or more of its products, restrict its operations or obtain funds by entering into agreements on unattractive terms.

To date Anpath and ESI have had significant operating losses, an accumulated deficit and have had limited revenues and they do not expect to be profitable for at least the foreseeable future, and Anpath and ESI cannot predict when they  might become profitable, if ever

Anpath and ESI have been operating at a loss each year since the Company’s and ESI’s inception, and the Company and ESI expects to continue to incur losses for the next 12 to 18 months.  Historically, ESI has had limited revenues.  Revenues for the years ended March 31, 2012 and 2013 were $71,954 and $3,608, respectively. Further, ESI may not be able to generate significant revenues in the future.   We realized a loss of $170,292 in fiscal 2013, due in part to the cancellation of our manufacturing agreement with Minntech Corp. and the forfeiture of deposits associated with the agreement by the terms thereof.   ESI will need to generate significant revenues in order to achieve and maintain profitability.  ESI may not be able to generate sufficient revenue to pay the advances made by the Company or achieve profitability in the future.  Even if the Company and ESI do achieve profitability, they may not be able to sustain or increase profitability.  If ESI is not able to generate revenues sufficient to fund ESI’s operations through product sales or if the Company is not able to raise sufficient funds through investments by third parties, it could result in the Company’s and ESI’s inability to continue as a going concern and, as a result, the Company’s Investors could lose their entire investment.

Our financial statements contain an “auditor’s ‘going concern’ opinion”

The Independent Auditor’s Report issued in connection with our audited financial statements for the fiscal years ended March 31, 2013 and 2012, expressed substantial doubt about our ability to continue as a going concern, due to our history of net losses (we have experienced recurring losses since inception) , our accumulated deficit and our working capital deficit.   As of December 31, 2013, our accumulated deficit totaled $5,500,890.   See the Index to Financial Statements, Part F/S of this Registration Statement.

With the exception of two patent applications on proprietary technology, ESI  relies primarily  upon trade secret protection to protect its intellectual property; it may be difficult and costly to protect its proprietary rights and ESI may not be able to ensure their protection.

With the exception of one patent application, ESI has not applied for patent protection for its proprietary formulas and nano-emulsion technology and has decided instead to rely upon trade secret protection to protect such intellectual property.  Trade secrets are difficult to protect and while ESI uses reasonable efforts to protect its trade secrets, it cannot assure that its employees, consultants, contractors or scientific advisors will not, unintentionally or willfully, disclose its trade secrets to competitors or other third parties.  In addition, courts outside the United States are sometimes less willing to protect trade secrets.  Moreover, ESI’s competitors may independently develop equivalent knowledge, methods and know-how.  If ESI is unable to defend its trade secrets and/or its patents pending from illegal use, or if ESI’s competitors develop equivalent knowledge, it could have a material adverse effect on ESI’s business.

Any infringement of ESI’s proprietary rights could result in significant litigation costs, and any failure to adequately protect its proprietary rights could result in ESI’s competitors’ offering similar products, potentially resulting in loss of a competitive advantage and decreased revenue.  Existing patent, copyright, trademark and trade secret laws afford only limited protection.  In addition, the laws of some foreign countries do not protect ESI’s proprietary rights to the same extent as do the laws of the United States.  Therefore, ESI may not be able to protect its proprietary rights against unauthorized third party use.  Enforcing a claim that a third party illegally obtained and is using ESI’s trade secrets and patents pending knowledge could be expensive and time consuming, and the outcome of such a claim is unpredictable.  Litigation may be necessary in the future to enforce its intellectual property rights, to protect ESI’s trade secrets and patents pending or to determine the validity and scope of the proprietary rights of others.  This litigation could result in substantial costs and diversion of resources and could materially adversely affect the future operating results of ESI – thereby negatively affecting the financial performance of the Company as well.

Potential claims alleging infringement of third party's intellectual property by ESI could harm ESI’s ability to compete and result in significant expense to ESI  and loss of significant rights.

From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to ESI’s business.  Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of ESI’s technical and management personnel, cause product shipment delays, disrupt ESI’s relationships with ESI’s customers or require ESI to enter into royalty or licensing agreements, any of which could have a material adverse effect upon the ESI’s operating results and thus the Company’s financial performance.  Royalty or licensing agreements, if required, may not be available on terms acceptable to ESI.  If a claim against ESI is successful and ESI cannot obtain a license to the relevant technology on acceptable terms, license a substitute technology or redesign ESI’s products to avoid infringement, business, financial condition and results of operations of both ESI and the Company would be materially adversely affected.

ESI operates in a highly regulated industry, which may delay the introduction of new products, cause withdrawal of products from the market, and have other adverse consequences.

Pursuant to applicable environmental and safety laws and regulations, ESI is required to obtain and maintain certain governmental permits and approvals for ESI’s products.  Permits and approvals may be subject to revocation, modification or denial under certain circumstances.  While ESI believes it is in compliance in all material respects with such environmental and safety laws, there can be no assurance that ESI’s operations or activities will not result in administrative or private actions, revocation of required permits or licenses, or fines, penalties or damages, which could have an adverse effect on ESI.  In addition, the Company cannot predict the extent to which any legislation or regulation may affect the market for ESI’s products or its cost of doing business.

ESI’s products will continue to be subject to periodic random inspection and testing by the EPA and ESI cannot be certain that such tests will not result in further EPA letters of inquiry or other actions.

ESI’s products will continue to be subject to periodic inspection and testing by the EPA and other authorities, where applicable, and must comply at all times with the EPA and state regulations.  If ESI fails an EPA inspection and/or test, or otherwise fail to comply with statutory and regulatory requirements, ESI could be subject to possible legal or regulatory action, such as suspension of sales, suspension of manufacturing, and seizure of products or voluntary recall of products.  Further, such a failure could result in the imposition of market restrictions through labeling changes or in product removal.  If compliance with regulatory requirements is not maintained or if problems concerning safety or effectiveness of ESI’s products occur following reauthorization by the EPA, ESI’s ability to market its products may be withdrawn.  Further, if products selected for random testing by the EPA have not been properly stored, then the EPA tests may result in a finding that ESI’s products do not meet the efficacy standards on the labels.  If EPA testing results in findings that its products do not meet EPA standards, it could have a material adverse effect on ESI’s business, reputation and results of operation and, by extension, the Company.

The Company has relied almost entirely on external financing to fund operations and acquisitions to date.

Because the Company has never generated meaningful revenue and currently operates at a loss, the Company is completely dependent on the continued availability of financing in order to continue its business.  There can be no assurance that financing sufficient to enable the Company and its subsidiaries to continue their operations will be available to the Company.  The Company’s failure to obtain financing or to produce levels of revenue to meet its financial needs could result in its inability to continue as a going concern and, as a result, the Company’s stockholders could lose their entire investment.

ESI will rely upon third party manufacturers to produce its products, making it vulnerable to supply disruptions which could harm its business.

ESI will rely upon third party manufacturers to produce its products.  If these manufacturers are unable to manufacture product in quantities ESI requires or that meets its specifications, or if they raise their prices, it could have a material adverse effect on ESI’s sales and results of operation.  In addition, in the event of any of the foregoing, ESI could be required to seek new manufacturers.  In such event, ESI cannot be certain that it will find alternative third party manufacturers who will manufacture product on similar economic terms. ESI’s costs of goods sold could increase, with an adverse effect on ESI’s sales and results of operations.

ESI will rely upon only two suppliers for parachlorometaxylenol (“PCMX”), the active ingredient in the Company’s products.

ESI will rely upon Clariant Corporation and Swan Chemical to provide it with EPA-required grade PCMX, which is the biocide used in ESI’s products.  Both Clariant and Swan are large suppliers of PCMX in the United States.  If Clariant or Swan is unable to supply ESI with EPA-required grade PCMX in the quantities and on the economic terms that ESI requires, it could have a material adverse effect on ESI’s business.

ESI  lacks significant sales, marketing and distribution capabilities and depends on third parties to market and distribute its product both in the United States and Internationally.

ESI does not have an internal sales organization dedicated solely to sales and marketing of its product and therefore it will have to rely upon third party distributors to market and sell its product.  These third parties may not be able to market ESI’s product successfully or may not devote the time and resources to marketing that ESI requires.  ESI will also rely upon third party carriers to distribute and deliver its product.  As such, deliveries are to a certain extent out of ESI’s control.  If ESI chooses to develop its own sales, marketing or distribution capabilities, it will need to build a marketing and sales force with technical expertise and with supporting distribution capabilities, which will require a substantial amount of management and financial resources that may not be available.  If ESI or a third party is not able to adequately sell and distribute its product, ESI’s business will be materially harmed.

ESI will face competition in its markets from a number of large and small companies, most  of which have greater financial, research and development, production and other resources than the Company has.

ESI’s products will face competition from products which may be used as an alternative or substitute therefor.  In addition, the Company competes with several large companies in the disinfectant and biocide business.  To the extent that these companies, or new entrants into the market, offer comparable disinfectant/biocide products at lower prices, ESI’s business could be adversely affected.  ESI’s competitive position is based principally on its nano-emulsion technology, product quality and product safety.  ESI’s competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive performance characteristics.  There can be no assurance that ESI will have sufficient resources to maintain its current competitive position.

The Company may not be able to manage its growth effectively, which could adversely affect its operations and financial performance.

The ability to manage and operate its business as the Company executes its development and growth strategy will require effective planning.  Significant growth could strain the Company’s internal resources and could adversely affect its financial performance.  The Company expects that its efforts to grow will place a significant strain on its personnel, management systems, infrastructure and other resources.  The Company’s ability to manage future growth effectively will also require it to successfully attract, train, motivate, retain and manage new employees and continue to update and improve its operational, financial and management controls and procedures.  If the Company does not manage its growth effectively, its operations could be adversely affected, resulting in slower growth and a failure to achieve or sustain profitability.

The Company’s future success depends on retaining its existing key employees and hiring and assimilating new key employees.  The loss of key employees or the inability to attract new key employees could limit its ability to execute its growth strategy, resulting in lost sales and a slower rate of growth.

The Company’s success depends in part on its ability to retain key employees including its executive officers and its chief technologist, Paul S. Malchesky, D.Eng. It would be difficult for the Company to replace any one of these individuals.  In addition, as the Company grows, it may need to hire additional key personnel.  The Company may not be able to identify and attract high quality employees or successfully assimilate new employees into its existing management structure.

ESI cannot predict the impact of its proposed marketing efforts.  If these efforts are unsuccessful, ESI may not earn enough revenue to become profitable.

ESI’s success will depend on investing in marketing resources and successfully implementing its marketing plan.  ESI’s proposed business plan includes hiring marketing personnel and a dedicated sales force and developing a comprehensive marketing plan for its product.  Such a marketing plan may include attending trade shows and making private demonstrations, advertising and promotional materials, advertising campaigns in both print and broadcast media, and advertising/promotion-related operations.  ESI cannot give any assurance that these marketing efforts will be successful.  If they are not, revenues may be insufficient to cover its fixed costs and ESI may not become profitable.

Because Arthur R. Batson owns a majority of our outstanding common stock, he can elect our directors without regard to other stockholders’ votes.

Arthur R. Batson beneficially owns 6,718,535 shares of our common stock, representing approximately 56.1% of our outstanding shares.  As a result of his majority interest, Mr. Batson can elect all of our directors, who in turn elect all executive officers, without regard to the votes of other stockholders.  In this regard, Mr. Batson has absolute control over our management and affairs.  See Item 4, “Security Ownership of Certain Beneficial Owners and Management.”

Risks Related To Our Common Stock

Our common stock is quoted on the OTC Markets and there is an extremely limited trading market for our common stock.

Our common stock is quoted on the OTC Markets. There is extremely limited and sporadic trading of our common stock and no assurance can be given, when, if ever, an active trading market will develop or, if developed, that it will be sustained. As a result, investors in our common stock may be unable to sell their shares.

The price of our common stock may fluctuate significantly, which could lead to losses for stockholders.

The securities of public companies can experience extreme price and volume fluctuations, which can be unrelated or out of proportion to the operating performance of such companies. We expect our common stock price will be subject to similar volatility. Any negative change in the public's perception of the prospects of our company or companies in our market could also depress our common stock price, regardless of our actual results. Factors affecting the trading price of our common stock may include:

·	regulatory actions;
·	variations in our operating results;
·	announcements of technological innovations, new products or product enhancements, strategic alliances or significant agreements by us or by our competitors;
·	recruitment or departure of key personnel;

·	litigation, legislation, regulation or technological developments that adversely affect our business;
·	changes in the estimates of our operating results or changes in recommendations by any securities analysts that elect to follow our common stock; and
·	market conditions in our industry, the industries of our customers and the economy as a whole.

If securities analysts do not publish research or reports about our business or if they downgrade our stock, the price of our stock could decline.

The trading market for our common stock may be affected by research and reports that industry or financial analysts may in the future publish about us or our business, over which we will have no control. There are many large, well-established publicly traded companies active in our industry and market, which means it will unlikely that we will receive widespread, if any, analyst coverage. Furthermore, if one or more of the analysts who in the future elect to cover us, downgrade our stock, our stock price would likely decline rapidly.

We have no intention to pay dividends on our common stock.

For the foreseeable future, we intend to retain future earnings, if any, to finance our operations and do not anticipate paying any cash dividends with respect to our common stock. As a result, investors should not expect to receive dividends on any of the shares of our common stock purchased by them, for a long period of time, if ever.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the “penny stock” rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1 million or annual income exceeding $200,000 or $300,000 together with their spouses). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity of our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

Item 2.  Financial Information.

Forward-looking Statements

Statements made in this Registration Statement which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and business of our Company and our wholly-owned subsidiary, ESI, including, without limitation, (i) our ability to raise capital, and (ii) statements preceded by, followed by or that include the words “may,” “would,” “could,” “should,” “expects,” “projects,” “anticipates,” “believes,” “estimates,” “plans,” “intends,” “targets” or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, general economic or industry conditions, nationally and/or in the communities in which we may conduct business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our current or potential business and related matters.  Accordingly, results actually achieved may differ materially from expected results in these statements.  Forward-looking statements speak only as of the date they are made.  We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.  We have no obligation to update any of our forward-looking statements other than as required by law.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Plan of Operation

Subject to raising a sufficient amount of working capital either through equity offerings, debt offerings or a combination thereof, , estimated to be $2 million, the Company, through its wholly-owned subsidiary, ESI, plans to begin producing disinfecting, biocidal, disinfecting and cleaning products designed to help prevent the spread of infectious microorganisms and control the growth of these disease-causing microbes, while minimizing the harmful effects to people, animals, surfaces and the environment.  In furtherance of this goal, on May 14, 2013, we issued to one accredited investor a Secured Promissory Note in the principal amount of $205,000, and in July, 2013, we sold to two accredited investors a total of 62,500 “unregistered” and “restricted” shares of its common stock at a price of $0.80 per share, for aggregate gross proceeds of $50,000. We do not have any committed sources of funding and have not entered into any agreements or arrangements with respect to our fundraising efforts at this time. See Item 10, “Recent Sales of Unregistered Securities.”  We have not yet entered into any arrangements for the manufacture of our products.

Liquidity

Cash on hand totaled $46,314 at December 31, 2013, an increase of $44,272 from cash on hand of $2,042 at March 31, 2013.  This increase was the result of our sale of an Original Issue Discount Promissory Note in the principal amount of $205,000 in the first quarter of our 2014 fiscal year and the sale of shares of common stock at a price of $0.80 per share during the second quarter of fiscal 2014.  Gross proceeds from these offerings were $200,000 and $50,000, respectively.  In addition, during the nine months ended December 31, 2013, we received advances totaling $11,000 from a stockholder.

Results of Operations

Fiscal Year Ended March 31, 2013, Compared to Fiscal Year Ended March 31, 2012.

During the fiscal year ended March 31, 2013, Anpath recorded revenues of $3,608, a decrease of $68,346, or approximately 95%, from revenues of $71,954 in the prior fiscal year. The decline in revenues was a result of ESI ceasing normal operations in October, 2011, because cash provided by operations was not sufficient for ESI to pay for its continuing expenses.   Cost of sales during these periods were $1,036 and $34,458, respectively, during these periods, and reflect the decline in revenue from the 2012 period to the 2013 period.  We posted a gross profit of $2,572 in fiscal 2013, as compared to gross profit of $37,496 in the prior year.  Gross profit margins were 71.3% and 52.1%, respectively.

Anpath recorded total expenses of $240,946 in fiscal 2013, a decrease of $148,319 , or 38.1%, from our total expenses of $389 , 265 in the year-ago period.  Payroll decreased to $1,551 in 2013, from $218,163 in the prior year.  Likewise, product development and regulatory expenses declined to $9,300 from $39,150; directors’ and officers’ insurance to $6,557 from $13,722; office expense to $8,842 from $50,278 (these figures include telephone, web site, bank charges and transfer agent expense) ; and depreciation expense to $16,538, from $53,533.   As with the decrease in revenue from our 2012 fiscal year to our 2013 fiscal year, these decreases resulted from our cessation of normal operations in October, 2011.   In 2013, we recognized a loss of $170,292 on a contractual agreement, vs. $0 in 2012.  This loss stemmed from the cancellation of our manufacturing agreement with Minntech Corp. and the forfeiture of deposits associated with the agreement by the terms thereof.  As with our decrease in revenue from 2012 to 2013, these figures reflect our cutback in operations from year to year.

Anpath incurred a net loss of $238,374, or $0.04 per share, in fiscal 2013, as compared to net loss of $351 , 769 , or  $0.06 per share, in fiscal 2012.

Nine months ended December 31, 2013, and 2012.

During the nine months ended December 31, 2013, Anpath recognized $0 revenue, as compared to revenue of $3,608  in the prior nine-month period.  Cost of sales during these periods totaled $0 and $1,036 , for gross profit of $0, and $2,572, respectively.  These decreases reflect the fact that we had ceased material operations in October, 2011.

Our total operating expenses rose to $4,457,867 in the nine months ended December 31, 2013, from

$39,595 in the prior period, as we began preparations to resume material operations.  Payroll expense increased to $4,381,047 in the 2013 period, due to non-cash compensation of management, from a figure of $1,551 in the year-ago period.  Professional fees also increased to $36,438 in 2013 as we paid legal and audit fees in connection with our Form 10 Registration Statement and related financial statements.  The comparable figure for the nine months ended December 31, 2012, was $8,440.  Likewise, product development and regulatory expense rose to $11,938 from $6,863; directors’ and officers’ insurance increased to $11,803 from $0; and  office expense increased to $14,846 from $6,203 , principally due to transfer agent expenses associated with our one-for-two reverse stock split that was effectuated in early 2013 .  Interest expense and loss on debt extinguishment totaled $45,000 and $80,000, respectively, in the nine months ended December 31, 2013, as compared to $0 and $0 in the prior year period.

We incurred a net loss of $4,582,867, or $0.44 per share, in the nine months ended December 31, 2013, vs. a net loss of $207,315, or $0.03 per share, in the year-ago period.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements of any kind.

Item 3.  Properties.

Anpath uses the office space of its CFO, Stephen J. Hoelscher, rent free.  This office space consists of approximately 2500 square feet located at 515 Congress Ave., Suite 1400, Austin Texas.  The address on our website, 5575 S. Semoran Blvd., Suite 5012, Orlando Florida  32822, is the office address of our majority stockholder, Arthur R. Batson, and our telephone number, 407-373-6925, is Mr. Batson’s office address.  These are the address and telephone number to which inquiries about our products are made

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

Security Ownership of Certain Beneficial Owners

The following table sets forth the share holdings of those persons who own more than five percent of our common stock as of the date of this Registration Statement, respectively based upon 11,970,140 shares being outstanding:

Ownership of Principal Shareholders

Title Of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	Arthur R. Batson 646 N. Hillside Ave. Orlando, FL 32803	3,083,722	56.1%*
Common Stock	Arthur Douglas & Associates, Inc. 646 N. Hillside Ave. Orlando, FL 32803	3,634,813	56.1%*
Common Stock	Christopher J. Spencer 515 Congress Ave., #1400 Austin, TX 78701	900,000	7.5%
Total		7,618,535	63.6%

*Because Mr. Batson is CEO of Arthur Douglas & Associates, Inc. , the holdings of Mr. Batson and Arthur Douglas & Associates have been aggregated for purposes of calculating this figure. .

Security Ownership of Management

The following table sets forth the share holdings of our directors and executive officers as of the date of this Registration Statement, based upon 11,970,140 shares being outstanding:

Ownership of Officers and Directors

Title Of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	J. Lloyd Breedlove 515 Congress Ave., #1400 Austin, TX 78701	305,233	2.5%
Common Stock	Stephen J. Hoelscher 515 Congress Ave., #1400 Austin, TX 78701	133,111	1.1%
Common Stock	Christopher J. Spencer 515 Congress Ave., #1400 Austin, TX 78701	900,000	7.5%
Common Stock	William J. Robbins 515 Congress Ave., #1400 Austin, TX 78701	100,000	0.8%
Total (four persons)		1,438,344	11.9%

Changes in Control

There are no present arrangements or pledges of our securities which may result in a change in control of the Company.

Item 5.  Directors and Executive Officers.

Identification of Directors and Executive Officers

The following table sets forth the names of all of our current directors and executive officers. These persons will serve until the next annual meeting of the shareholders or until their successors are elected or appointed and qualified, or their prior resignation or termination.

Name	Positions Held	Date of Election or Designation	Date of Termination or Resignation
James Lloyd Breedlove	President CEO	2/26/2013 2/26/2013	* *
Stephen J. Hoelscher	CFO Secretary	1/10/2006 1/10/2006	* *
Christopher J. Spencer	Director	2/16/2013	*
William J. Robbins	Director	2/16/2013	*

*

These persons presently serve in the capacities indicated.

Business Experience

J. Lloyd Breedlove

J. Lloyd Breedlove is 66 years of age and has been our President and Chief Executive Officer since February 26, 2013 , and was previously the President and Chief Executive Officer from January, 2006, through June, 2011. From June, 2011, until he took a more active role in 2013, Mr. Breedlove was an advisor to Anpath.  During that period, Mr. Breedlove also served in a number of advisory roles with Cardinal Commerce Corporation in Mentor, Ohio.   From 2003 to 2006, he was the President and Chief Executive Officer of Imalux Corporation ,a corporation in the medical imaging equipment industry. Prior thereto, from 2000 to 2003, he was the President and Chief Executive Officer of KIVALO, Inc. a healthcare technology company with emphasis on disease management. From 1991 to 1999, Mr. Breedlove served as the Executive Vice President and Group President of STERIS Corporation, a developer and manufacturer of infection and contamination control products. From 1989 to 1991, he was the President and Chief Executive Officer of Catheter Research Inc. (CRI), a developer of  vascular surgery products; prior thereto, he was the Director of Sales and held other sales and management positions at Mallinckrodt, Inc., a diverse company focusing on supplying products to the healthcare industry. Mr. Breedlove has a wide range of experience working with companies in various stages of development from start-ups to companies with global operations. During Mr. Breedlove's tenure at STERIS, annual sales increased from $13 million to greater than $820 million. He has served on numerous advisory and corporate boards, with an emphasis on establishing healthcare businesses. Mr. Breedlove received an MBA from Western Carolina University. Serving in Viet Nam, he was awarded the Bronze Star, Bronze Star with Oak Leaf Cluster, Vietnamese Cross of Gallantry, Air Medal and Purple Heart.

Stephen Hoelscher

Mr. Hoelscher is 54 years of age and has been our Chief Financial Officer and Secretary since January 10,  2006. Mr. Hoelscher is a Certified Public Accountant and has 33 years of accounting and auditing experience. Mr. Hoelscher is a five percent owner of, and also the CFO for, Mastodon Ventures, Inc., a financial consulting business in Austin, Texas, a position that he has held since 2000.  Since May, 2004, Mr. Hoelscher has also served as the Chief Financial Officer of EnXnet, Inc, a Tulsa, Oklahoma based publicly traded technology company, and he has provided accounting consulting services to EnXnet since January 2001. Mr. Hoelscher will continue to provide limited consultation to Mastodon and will continue to consult with EnXnet but will devote such time as necessary to the performance of his duties to us. From 1997 to 2000, Mr. Hoelscher was the Controller for Aperian, Inc. an Austin, Texas based publicly traded company. Prior to joining Aperian, he was the controller for Protos Software Company in Georgetown, Texas from 1996 to 1997. Mr. Hoelscher was Audit Manager with Brown, Graham and Company, P.C. from 1989 to 1996. Mr. Hoelscher received a Bachelor of Business Administration from West Texas A&M University (formerly West Texas State University) in Canyon, Texas in 1981.

Christopher J. Spencer

Mr. Spencer is 44 years of age and has served as a director since February 16, 2013.  He has also served as Chief Executive Officer, President and a director of FAB Universal Corp., a Colorado corporation (“FAB”) , since February 7, 2001 , and as Chief Executive Officer and a director of Future Healthcare of America, a Wyoming corporation (“FHA”) ,since its inception in June, 2012.  FHA is a former wholly-owned subsidiary of FAB that was spun off to FAB’s stockholders in 2012.  Both FAB and FHA have common stock that is registered with the SEC under Section 12(g) of the Exchange Act .  From 1994 until 1996, Mr. Spencer founded and worked for ChinaWire, Inc., a high-technology company engaged in financial remittance between international locations and China.  From 1992 to 1994, Mr. Spencer worked for Lotto USA, Inc., a Pennsylvania computer networking company, where he was founder and Chief Executive Officer.  From 1990 until 1992, Mr. Spencer worked for John Valiant, Inc., and was responsible for business concept development and obtaining financing.   Mr. Spencer’s experience as a director and executive officer of issuers with securities registered under Section 12(g) of the Exchange Act, and his experience with fund raising for such entities, led our majority stockholder, Arthur Batson, to conclude that Mr. Spencer should serve as a director of the Company in light of our business and structure.

Dr. William Jay Robbins, M.D., F.A.C.P., A.A.H.I.V.S.

Dr. Robbins is 61 years of age and has served as a director of the Company since February 16, 2013.  His background includes a history of active involvement with infectious disease care, specifically with HIV treatment and immunology. Currently, he is a member of the National Board of Directors at the American Academy of HIV Medicine. In 2000, he founded his current practice, Infectious Disease of Central Florida in Orlando, Florida. Dr. Robbins is a member of the National Medical Advisory Board of Aguron Corporation, and is the Florida Chapter President at the American Academy of HIV Medicine.

Dr. Robbins is a Principal Investigator for a wide range of clinical research studies with numerous pharmaceutical and biotech companies. He has two decades of clinical trial participation and engages as an expert speaker for Pfizer, GlaxoSmithKline, Gilead Sciences, Roche, and Bohringer-Ingelheim. In additional he has held positions as Clinical Instructor at both NOVA Southeastern University School of Osteopathic Medicine and the Orlando Regional Medical Center.

From 1986-1999, Dr. Robbins founded and was senior physician at Central Florida Infectious Disease, P.A., Prior to that he held Chief of Medicine position at A.M.I. Medical Center in Orlando, Florida. Dr. Robbins has participated in numerous community service organizations specifically focused on HIV/AIDS. He has received many awards and honors including the AMI Medical Center Orlando Physician of the Year - 1989 and Glebeigh Hospital, Orlando, Florida Distinguished Faculty Award Recognition for AIDS victims, and has published numerous scientific papers focused on HIV Medicine.

Dr. Robbins earned his Bachelor of Science degree in biology from Lehigh University (1973) and a Doctor of Medicine degree from the University of the State of New York, Albany, New York (1985) He received residency training from the department of internal medicine at the Lutheran Medical Center in Brooklyn, New York (1981-1983) and completed fellowship training in infectious diseases at the University of the State of New York - Downstate Medical Center in Brooklyn, New York (1983-1985).  Mr. Robbins’ substantial experience in infectious disease care led our majority stockholder to conclude that Mr. Robbins should serve as a director of the Company in light of our business and structure.

Directorships

Director Christopher J. Spencer is also a director of FAB Universal Corp., a Colorado corporation, and Future Healthcare of America, a Wyoming corporation, both of which have securities registered pursuant to Section 12 of the Exchange Act.

Significant Employees

Paul S. Malchesky, D.Eng., is the developer of the Company’s two biocide/disinfectant formulations and is the primary inventor of the technology for which we have patents pending .   During the past five years, in addition to his involvement with the Company and ESI, Dr. Malchesky was employed part-time by the International Center for Artificial Organs and Transplantation in Painesville, Ohio.  In April, 2013, he accepted a consulting position with Timilon Technology Acquisitions LLC, a company focused on control of odor and chemical exposure, and shortly thereafter he resumed his employment by ESI on a part-time basis.   Dr. Malchesky has broad, extensive medical research and development.  Other than Dr.  Malchesky and our officers named above, there are no employees who are not executive officers but who make or are expected to make significant contributions to the Company’s business.

Family Relationships

There are no family relationships between any of the Company’s directors or executive officers or any person nominated or chosen by the Company to become a director or executive officer.

Involvement in Certain Legal Proceedings

During the past 10 years, none of our present or former directors, executive officers or persons nominated to become directors or executive officers:

(1) A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

(5) Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Item 6.  Executive Compensation.

The following table sets forth the aggregate compensation paid by us for services rendered during the periods indicated:

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation ($) (h)	All Other Compensation ($) (i)	Total Earnings ($) (j)
James Lloyd Breedlove, CEO and President	3/31/14 3/31/13 3/31/12	$0 $0 $0	$0 $0 $0	$160,000 (1) $0 $0	$0 $0 $0	$0 $0 $0	$0 $0 $0	$0 $0 $0	$160,000 $0 $0
Stephen Hoelscher, CFO	3/31/14 3/31/13 3/31/12	$31,875 $1,500 $0	$0 $0 $0	100,000 (2) $0 $0	$0 $0 $0	$0 $0 $0	$0 $0 $0	$0 $0 $0	$131,875 $1,500 $0

(1)   Mr. Breedlove received 200,000 “unregistered” and “restricted” shares of common stock, valued at  $0.80 per share, as compensation on June 7, 2013.  These shares were valued at the grant date fair value.  In issuing these shares, we took into account the amount of time that Mr. Breedlove has devoted to the Company’s affairs; the fact that these shares are “unregistered” and “restricted” and may not be sold absent registration under the Securities Act of 1933, as amended, or an available exemption therefrom; and the fact that we have not been able to pay Mr.  Breedlove any cash compensation for his services.

(2)     Mr. Hoelscher received 125,000 “unregistered” and “restricted” shares of common stock, valued at  $0.80 per share, as compensation on June 7, 2013.  These shares were valued at the grant date fair value.  .  In issuing these shares, we took into account the amount of time that Mr. Hoelscher has devoted to the Company’s affairs; the fact that these shares are “unregistered” and “restricted” and may not be sold absent registration under the Securities Act of 1933, as amended, or an available exemption therefrom; and the fact that we have not been able to pay Mr.  Hoelscher any cash compensation for his services.

Outstanding Equity Awards

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Vested Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
James Lloyd Breedlove, CEO and President	None	None	None	None	None	None	None	None	None
Stephen Hoelscher, CFO	None	None	None	None	None	None	None	None	None
Chris Spencer, Director	None	None	None	None	None	None	None	None	None
William J. Robbins, Director	None	None	None	None	None	None	None	None	None

Compensation of Directors

DIRECTOR COMPENSATION

The following table contains disclosure concerning the compensation of the Company’s directors for its fiscal year ended March 31, 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Christopher J. Spencer, Director	None	$800,000 (1)	None	None	None	None	$800,000
William J. Robbins, Director	None	$80,000 (2)	None	None	None	None	$80,000

(1)  On June 7, 2013, Mr.  Spencer received 1,000,000 “unregistered” and “restricted” shares of common stock, valued at $0.80 1 per share, as compensation for his services as a director.

(2)  On June 7, 2013, Mr. Robbins received 100,000 “unregistered” and “restricted” shares of common stock, valued at $0.80 per share, as compensation for his services as a director.

Mr. Spencer’s greater compensation relative to Mr. Robbins’ compensation reflects Mr. Spencer’s greater time commitment with respect to the Company’s affairs, at the request of our majority stockholder.

Item 7.  Certain Relationships and Related Transactions, and Director Independence.

Except as indicated below, there were no material transactions, or series of similar transactions, during our last fiscal year, or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years and in which any director, executive officer or any security holder who is known to us to own of record or beneficially more than five percent of any class of our common stock, or any member of the immediate family of any of the foregoing persons, had an interest.

On June 7, 2013, our Board of Directors unanimously resolved to issue the following shares to our directors, executive officers and majority stockholder in consideration of services rendered:  Arthur  Batson, 3,525,000 shares; Christopher J. Spencer, 900,000 shares; J. Lloyd Breedlove, 200,000 shares; Stephen Hoelscher, 125,000 shares; and William J. Robbins, 100,000 shares.  Based on the grant date fair value of these awards, each was valued at $0.80 per share.

At March 31, 2013 Arthur Batson, who controls 50.6% of the outstanding common stock had made advances to the Company totaling $60, 270. During the nine months ended December 31, 2013, this stockholder advanced another $11,000 to the Company. At December 31, 2013, total advances from this stockholder were $71,270.

Director Independence

As of March 31, 2014, both of our directors, William J. Robbins and Christopher J. Spencer, were independent directors as that term is defined under NYSE Amex’s Company Guide Section 803. We do not have an audit committee, compensation committee or nominating committee.

Item 8.  Legal Proceedings.

Except as indicated below, we are not a party to any pending legal proceeding and, to the knowledge of our management; no federal, state or local governmental agency is presently contemplating any proceeding against us.  No director, executive officer or affiliate of ours or owner of record or beneficially of more than five percent of our common stock is a party adverse to our Company or has a material interest adverse to us in any proceeding.

On September 27, 2013, Susan Ladeau filed a Complaint against the Company and ESI in the Superior Court of the County of Iredell, North Carolina, seeking payment of wages of approximately $25,000, together with vacation pay, the value of health insurance benefits and medical expenses collectively totaling approximately $12,000, and the issuance of 40,000 shares of the Company’s common stock.  The case was designated Case No. 13CV 02277.  The Company and ESI dispute Ms. Ladeau’s claims and have filed an answer to the Complaint.

Item 9.  Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

There is no “established trading market” for our shares of common stock.  Commencing on or about August 25, 2011, our shares of common stock were listed on the OTC Pink market under the symbol “APGR”.  No assurance can be given that any market for our common stock will develop or be maintained.  If a public market ever develops in the future, the sale of shares of our common stock that are deemed to be “restricted securities” pursuant to Rule 144 of the SEC by members of management or others may have a substantial adverse impact on any such market.  With the exception of the shares outlined below under the heading “Recent Sales of Unregistered Securities; Use of Proceeds from Registered Securities,” all current holders of shares of our common stock have satisfied the six-month holding period requirement of Rule 144; these listed persons’ shares are subject to the resale limitations outlined below under the heading “Rule 144.”

Set forth below are the high and low closing bid prices for our common stock for each quarter of our 2013 and 2012 fiscal years and the first three quarters of our 2014 fiscal year.  These bid prices were obtained from OTC Markets Group, Inc. formerly known as the “Pink Sheets, LLC”, formerly known as the “National Quotation Bureau, LLC.”  All prices listed herein reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. Quotations for our common stock commenced on August 25, 2011.

Period	High	Low
August 25, 2011 through September 30, 2011	NONE	NONE
October 1, 2011 through December 31, 2011	$0.65	$0.06
January 1, 2012 through March 31, 2012	$0.21	$0.05
April 1, 2012 through June 30,2012	$0.12	$0.05
July 1, 2012 through September 30, 2012	$0.20	$0.12
October 1, 2012 through December 31, 2012	$0.31	$0.025
January 1, 2013 through March 15, 2013	$0.40	$0.30
March 16, 2013 through March 31, 2013*	$1.00	$1.00
April 1, 2013 through June 30,2013	$2.00	$0.55
July 1, 2013 through September 30, 2013	$1.08	$0.60
October 1, 2013 through December 31, 2013	$0.659	$0.35

*  After one for two reverse split.

Rule 144

The following is a summary of the current requirements of Rule 144:

	Affiliate or Person Selling on Behalf of an Affiliate	Non-Affiliate (and has not been an Affiliate During the Prior Three Months)
Restricted Securities of Reporting Issuers

During six-month holding period – no resales under Rule 144 Permitted.

After Six-month holding period – may resell in accordance with all Rule 144 requirements including:

•

Current public information,

•

Volume limitations,

•

Manner of sale requirements for equity securities, and

•

Filing of Form 144.

During six- month holding period – no resales under Rule 144 permitted.

After six-month holding period but before one year – unlimited public resales under Rule 144 except that the current public information requirement still applies.

After one-year holding period – unlimited public resales under Rule 144; need not comply with any other Rule 144 requirements.

Restricted Securities of Non-Reporting Issuers

During one-year holding period – no resales under Rule 144 permitted.

After one-year holding period – may resell in accordance with all Rule 144 requirements including:

•

Current public information,

•

Volume limitations,

•

Manner of sale requirements for equity securities, and

•

Filing of Form 144.

During one-year holding period – no resales under Rule 144 permitted. After one-year holding period – unlimited public resales under Rule 144; need not comply with any other Rule 144 requirements.

Holders

The number of record holders of our common stock as of the date of this Registration Statement is approximately 70.

Dividends

We have not declared any cash dividends with respect to our common stock, and do not intend to declare dividends in the foreseeable future.  The future dividend policy of our Company cannot be ascertained with any certainty, and if and until we determine to engage in any business or we complete any acquisition, reorganization or merger, no such policy will be formulated.  There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our securities.

Securities Authorized for Issuance under Equity Compensation Plans

Equity Compensation Plan Information.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	None	None	None
Equity compensation plans not approved by security holders	None	None	None
Total	None	None	None

Item 10.  Recent Sales of Unregistered Securities.

To whom	Date	Number of shares	Consideration*
Alpha Capital Anstalt	5-14-2013	40,000	(1)
Arthur Batson	6-7-2013	3,525,000	Issued for services rendered valued at $0.80 per share
Christopher J. Spencer	6-7-2013	900,000	Issued as director compensation for services rendered valued at $0.80 per share
John and Margaret Spencer	6-7-2013	100,000	Issued for services as a director rendered by Christopher J. Spencer valued at $0.80 per share and gifted to Mr. and Mrs. Spencer, who are the parents of Christopher J. Spencer
Paul Malchesky	6-7-2013	125,000	Issued for services rendered valued at $0.80 per share
J. Lloyd Breedlove	6-7-2013	200,000	Issued as compensation for executive officer services rendered valued at $0.80 per share
Stephen Hoelscher	6-7-2013	125,000	Issued as compensation for executive officer services rendered valued at $0.80 per share
Wiliam J. Robbins	6-7-2013	100,000	Issued as director compensation for services rendered valued at $0.80 per share
Vanessa Boulware	6-7-2013	50,000	Issued for services rendered valued at $0.80 per share
John Busshaus	6-7-2013	250,000	Issued for services rendered valued at $0.80 per share
Michael R. Samples	7-3-2013	31,250	$25,000
Darryl Cermak Serfass	7-29-2013	31,250	$25,000
Alpha Capital Anstalt	7-29-2013	75,000	(2)
Lane Ventures	7-29-2013	25,000	(2)
Alpha Capital Anstalt	2-5-2014	75,000	(3)
Lane Ventures	2-5-2014	25,000	(3)

(1)  These shares were issued pursuant to the terms of a Securities Purchase Agreement, dated May 14, 2013 (the “SPA”), by which the Company sold to Alpha Capital Anstalt a secured Original Issue Discount Promissory Note in the principal amount of $205,000 (the “Note”), which was initially due and payable on June 14, 2013.  The Note is secured by the assets of the Company pursuant to the terms of a Security Agreement and ESI has executed a Subsidiary

Guarantee by which it guaranteed payment of the Note.  Under the terms of Paragraph 4.3(a) of the SPA,  the Company agreed to cause its common stock to be registered under Section 12(g) of the Exchange Act on or before the 180th day following the date of the SPA.  Pursuant to an Extension and Waiver Agreement between the parties, this deadline has been extended to April 30, 2014.  See the Exhibit Index, Item 15 of this Registration Statement.

(2)  These share were issued under the terms of a Note Extension Agreement by which Alpha Capital Anstalt agreed to extend the maturity date of the $205,000 Original Issue Discount Promissory Note to September 14, 2013  See the Exhibit Index, Item 15 of this Registration Statement.

(3) These share were issued under the terms of a second Note Extension Agreement by which Alpha Capital Anstalt agreed to extend the maturity date of the $205,000 Original Issue Discount Promissory Note to June 30, 2014. See the Exhibit Index, Item 15 of this Registration Statement.

We issued all of these securities to persons who were “accredited investors” as that term is defined in  Rule 501 of Regulation D of the SEC; and each such person had prior access to all material information about us prior to the offer and sale of these securities. We believe that the offer and sale of these securities were exempt from the registration requirements of the Securities Act, pursuant to Sections 4(2) and 4(6) thereof, and Rule 506 of Regulation D of the SEC.  Sales to “accredited investors” are preempted from state regulation.

Item 11.  Description of Registrant’s Securities to be Registered.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share.  There are currently 11,970,140 shares of common voting stock issued and outstanding.  The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our shareholders.

Our shareholders have no pre-emptive rights to acquire additional shares of our common stock or other securities; nor shall our shareholders be entitled to vote cumulatively in the election of directors or for any other purpose.  Our common stock is not subject to redemption rights and carries no subscription or conversion rights.  All shares of the common stock now outstanding are fully paid and non-assessable.

For additional information regarding our common stock, see our Amended and Restated Certificate of Incorporation that are filed as an Exhibit hereto and incorporated herein by reference.  See the Exhibit Index, Item 15 of this Registration Statement.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, $0.0001 par value per share, with the rights, privileges and preferences of the preferred stock to be set by the Board of Directors.  No shares of preferred stock have been designated as a class, and none are outstanding.

No Outstanding Options, Warrants or Calls

There are no outstanding options, warrants or calls to purchase any of our authorized securities.

No Provisions Limiting Change of Control

There is no provision in our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws that would delay, defer, or prevent a change in control of our Company.  Under Article IV of our Amended and Restated Certificate of Incorporation, our Board of Directors has the authority to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, including the designation of “poison pill” and other rights that may delay, defer or prevents such a change in control.  However, as of the date hereof, the Board of Directors has not made any such determination and it has no intention to make such a determination in the foreseeable future.

Item 12.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (see Article IX of our Amended and Restated Certificate of Incorporation and Article X of our amended and Restated Bylaws) provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the Delaware General Corporation Law.  Any repeal or modification of these provisions shall be prospective only, and shall not adversely affect any limitation on the liability of our directors or officers existing prior to the time of such repeal or modification.  We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the Delaware General Corporation Law would permit indemnification.

Item 13. Financial Statements and Supplementary Data.

Anpath Group, Inc.

Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of March 31, 2013 and 2012

Consolidated Statements of Operations for the Fiscal Years Ended

March 31, 2013 and 2012

Consolidated Statement of Stockholders’ Equity for the Fiscal Years Ended

March 31, 2013 and 2012

Consolidated Statements of Cash Flows for the Fiscal Years Ended

March 31, 2013 and 2012

Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Anpath Group, Inc.

Austin, Texas

We have audited the accompanying consolidated balance sheet of Anpath Group, Inc. as of March 31, 2013 and 2012 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of COMPANY as of December 31, 2007 and the results of operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Anpath Group, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, Anpath suffered losses from operations and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

February 14, 2014

ANPATH GROUP, INC
CONSOLIDATED BALANCE SHEETS
	March 31,
	2013	2012
ASSETS
CURRENT ASSETS
Cash	$2,042	$59
Prepaid expenses	25,492	6,863
TOTAL CURRENT ASSETS	27,534	6,922
PROPERTY AND EQUIPMENT
Machinery & equipment	185,377	338,898
Less accumulated depreciation	(185,377)	(322,360)
TOTAL FIXED ASSETS	-	16,538
OTHER ASSETS
Deposits	-	170,292
TOTAL ASSETS	$27,534	$193,752
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$89,428	$107,542
Advance from stockholder	60,270	-
TOTAL CURRENT LIABILITIES	149,698	107,542
LONG TERM LIABILITIES
Notes payable	30,000	-
TOTAL LIABILITIES	179,698	107,542
COMMITMENTS AND CONTINGENCIES	-	-
STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 5,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized,
6,313,890 and 12,627,520 shares issued and outstanding	631	631
Additional paid-in capital	765,228	765,228
Accumulated deficit	(918,023)	(679,649)
TOTAL STOCKHOLDERS' EQUITY	(152,164)	86,210
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$27,534	$193,752

ANPATH GROUP, INC CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended
	March 31,
	2013	2012

REVENUES	$3,608	$71,954

COST OF SALES	1,036	34,458

Gross Profit	2,572	37,496

EXPENSES
Payroll	1,551	218,163
Professional fees	24,553	(6,555)
Product development and regulatory	9,300	39,150
Directors and officers insurance	6,557	13,722
Occupancy and office	8,842	50,278
Depreciation	16,538	53,533
Sales samples	-	12,628
Travel and other	3,313	9,603
Loss on contractual agreement	170,292	-
Sale of assets	-	(1,257)
Total Expenses	240,946	389,265

NET LOSS	$(238,374)	$(351,769)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.04)	$(0.06)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING,
BASIC AND DILUTED	6,313,760	6,313,760

ANPATH GROUP, INC

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	(Deficit)	Equity

Balance, March 31, 2011	6,313,890	$631	$765,228	$(327,880)	$437,979

Net loss for the year ended March 31, 2012	-	-	-	(351,769)	(351,769)

Balance, March 31, 2012	6,313,890	631	765,228	(679,649)	86,210

Net loss for the year ended March 31, 2013	-	-	-	(238,374)	(238,374)

Balance, March 31, 2013	6,313,890	$631	$765,228	$(918,023)	$(152,164)

ANPATH GROUP, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(238,374)	$(351,769)
(Gain) loss on disposal of assets	170,292	(1,257)
Depreciation and amortization	16,538	53,533
Stock issued for services	-	-
Stock issued with note payable	-	-
Stock options and warrants issued	-	-
Adjustments to reconcile net loss to net cash
used by operations:
Decrease (increase) in accounts receivable	-	8,691
Decrease (increase) in deposits	-	4,650
Decrease (increase) in prepaid expenses	(18,629)	23,556
Increase (decrease) in accounts payable & accrued expenses	(18,114)	53,071
Net cash used by operating activities	(88,287)	(209,525)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable	30,000	-
Advances from stockholder	60,270	-
Net cash used by financing activities	90,270	-
NET INCREASE (DECREASE) IN CASH	1,983	(209,525)
CASH - Beginning of period	59	209,584
CASH - End of period	$2,042	$59
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest expense	$-	$-
Income taxes		-

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Anpath Group, Inc. (hereinafter “the Company”) was incorporated in Delaware on August 26, 2004.  The principal business of the Company is a holding company. The Company’s sole subsidiary is EnviroSystems, Inc. (hereinafter “ESI”) The Company’s name was changed to Anpath Group, Inc on January 8, 2007. Formerly, our name was Telecomm Sales Network, Inc.

The Company through its subsidiary, ESI, plans to begin producing disinfecting, biocidal, sanitizing, and cleaning products designed to help prevent the spread of infectious microorganisms and control the growth of these disease-causing microbes, while minimizing the harmful effects to people, animals, surfaces and the environment. ESI intends to exploit its technology platform through the development and licensing/private labeling of its technology in several product categories.  The Company’s chemical emulsion technology will permit ESI to offer a wide range of disinfectant/biocides/sanitizer/cleaner/antiseptic products for a variety of applications and markets. The Company’s primary focus is the market introduction of GeoTru™ Geobiocide, for use in the oil and gas industry, specifically for hydraulic fracturing and microbial control in fracking fluids.  ESI will also opportunistically seek to license/private label its technology/products for surface disinfection.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company suffered losses from operations and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

REORGANIZATION

Commencing on May 20, 2010, Anpath Group, Inc. filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware. On November 22, 2010, the Bankruptcy Court entered a confirmation order confirming the Company’s first amended plan of reorganization of the Company, as modified.  On December 23, 2010, the Plan became effective and the Company consummated its reorganization and emerged from Chapter 11.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all unrestricted cash, short-term deposits, and other investments with original maturities of no more than ninety days when acquired to be cash and cash equivalents for the purposes of the statement of cash flows

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. This typically occurs when the product is shipped.

Accounts Receivable

Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within thirty days from the invoice date or as specified by the invoice and are stated at the amount billed to the customer. Customer account balances with invoices dated over ninety days or ninety days past the due date are considered delinquent.

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management's best estimate of the amount that will not be collected. Management reviews all accounts receivable balances that are considered delinquent and, based on an assessment of current credit worthiness, estimates the portion, if any, of the balance that will not be collected. In addition, management periodically evaluates the adequacy of the allowance based on the Company's past experience. Allowance for doubtful accounts amounted to $-0- and $-0- at March 31, 2013 and 2012, respectively.

Fixed Assets

Equipment is recorded at cost. Depreciation and amortization are provided using the straight-line method over the useful lives of the respective assets, typically 3-7 years. Major additions and betterments are capitalized. Upon retirement or disposal, the cost and related accumulated depreciation or amortization is removed from the accounts and any gain or loss is reflected in operations.

Depreciation expense for the year ending March 31, 2013 and 2012 was $16,538 and $53,533 respectively.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

We have net operating loss carryforwards available to reduce future taxable income. Future tax benefits for these net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. To the extent that we will not realize a future tax benefit, a valuation allowance is established.

Stock Based Compensation

FASB ASC 718 requires that measurement of the cost of employee services received in exchange for an award of equity instruments be based on the grant-date fair value of the award. Such costs are recorded over the periods employees are required to render services in exchange for the awards.

Basic and Diluted Loss Per Share

Basic loss per share is computed by using the weighted average number of shares outstanding during each period. Diluted loss per share includes the dilutive effects of common stock equivalents on an “as if converted” basis. For the years ended March 31, 2013 and 2012, there were no potentially dilutive securities.

Contingent Liability

In accordance with Statement of Financial Accounting Standards Interpretation No. 14, the Company may have certain contingent liabilities with respect to material existing or potential claims, lawsuits and other proceedings. The Company accrues liabilities when it is probable that future cost will be incurred and such cost can be measured.

Research and Development

Research and development costs are charged to expense as incurred.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation. References herein to the Company include the Company and its subsidiaries, unless the context otherwise requires.

Reclassifications

Certain amounts have been reclassified from the prior financial statements for comparative purposes.

NOTE 3 – GOING CONCERN

As shown in the accompanying financial statements, we have incurred net losses of $238,374 and $351,769 for the years ended March 31, 2013 and 2012, respectively. In addition, we have an accumulated deficit of $918,023 and a working capital deficit of $122,164 as of March 31, 2013. These conditions raise substantial doubt as to our ability to continue as a going concern. In response to these conditions, we may raise additional capital through the sale of equity securities, through an offering of debt securities or through borrowings from financial institutions or individuals. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE 4 – INCOME TAXES

At March 31, 2013 and 2012, the Company had net deferred tax assets of approximately $306,000 and $231,000 principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at March 31, 2013 and 2012. At March 31, 2013, the Company has net operating loss carry forwards totaling approximately $901,870 which will begin to expire in the year 2025.

NOTE 5 – NOTE PAYABLE

In September 2012, the Company borrowed $30,000 from an individual. In June 2013, the individual converted $25,000 of this note into 31,250 common shares. The note payable is payable on demand and has a 9% interest rate.

NOTE 6 - PREFERRED STOCK AND COMMON STOCK

Preferred Stock

As of March 31, 2013, no preferred stock has been issued by the Company.

Common Stock

The Company is authorized to issue 100,000,000 shares of $0.0001 par value common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company. As of March 31, 2013 the Company had issued 6,313,890 shares of common stock.

Reverse Stock Split

The Board of Directors authorized a one for two reverse stock split on February 15, 2013. Immediately prior to the reverse split, the Company had 12,627,520 shares of common stock outstanding. Fractional shares were rounded up to the next whole share. Immediately after the reverse stock split the Company had 6,313,890 shares outstanding. All shares presented have been restated for that reverse split.

NOTE 7 – RELATED PARTY TRANSACTIONS

As of March 31, 2013 a stockholder controlling 50.6% of the outstanding common stock made advances to the Company totaling $60, 270.

NOTE 8 – SUBSEQUENT EVENTS

In August 2013, the Company sold 31, 250 common shares for $25,000 cash.

In June 2013, the Company issued 5,375,000 shares for services as follows:

•

3,525,000 shares issued to the majority shareholder

•

1,100,000 shares issued to the board of directors

•

750,000 shares issued to officers, consultants and employees

Also in June 2013, the company borrowed $205,000 from Alpha Capital Anstalt. In connection with the borrowing, the Company issued 50,000 common shares. In July 2013, the note was extended. The Company issued an additional 100,000 shares to extend the note.

In October 2013, the Company, the majority stockholder and the CEO were named in a lawsuit filed by a former employee claiming the Company owed the former employee back wages, stock options, common stock, and health insurance benefits. The total claim is in excess of $50,000. The Company believes the claim is without merit and plans to vigorously defend itself.   The Company does not believe a liability is probable in this case.

The Company has evaluated events and transactions occurring subsequent to March 31, 2013 as of February 14, 2014, which is the date the financial statements were available to be issued.

Anpath Group, Inc.

Index to Unaudited Financial Statements

Unaudited Consolidated Balance Sheets

Unaudited Consolidated Statements of Operations

Unaudited Consolidated Statements of Cash Flows

Notes to Unaudited Consolidated Financial Statements

ANPATH GROUP, INC
CONSOLIDATED BALANCE SHEETS
	December 31,	March 31,
	2013	2013
ASSETS

CURRENT ASSETS
Cash	$46,314	$2,042
Prepaid expenses	33,452	25,492
TOTAL CURRENT ASSETS	79,766	27,534

PROPERTY AND EQUIPMENT
Machinery & equipment	185,377	185,377
Less accumulated depreciation	(185,377)	(185,377)
TOTAL FIXED ASSETS	-	-

TOTAL ASSETS	$79,766	$27,534

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$63,527	$89,428
Advance from stockholder	71,270	60,270
TOTAL CURRENT LIABILITIES	134,797	149,698

LONG TERM LIABILITIES
Notes payable	210,000	30,000
TOTAL LONG TERM LIABILITIES	210,000	30,000

TOTAL LIABILITIES	344,797	179,698

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 5,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized,
11,901,390 and 6,313,890 shares issued and outstanding	1,190	631
Additional paid-in capital	5,234,669	765,228
Accumulated deficit	(5,500,890)	(918,023)
TOTAL STOCKHOLDERS' EQUITY	(265,031)	(152,164)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$79,766	$27,534

ANPATH GROUP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended
	December 31,
	2013	2012

REVENUES	$-	$3,608

COST OF SALES	-	1,036

Gross Profit	-	2,572

EXPENSES
Payroll	4,381,047	1,551
Professional fees	36,438	8,440
Product development and regulatory	11,938	6,863
Directors and officers insurance	11,803	-
Occupancy and office	14,846	6,203
Depreciation	-	16,538
Other	1,795	-
Total Expenses	4,457,867	39,595

LOSS FROM OPERATIONS	(4,457,867)	(37,023)

OTHER INCOME (EXPENSE)
Interest expense	(45,000)	-
Loss on debt extinghishment	(80,000)	-
Loss on contractual agreement	-	(170,292)
Total Other Income (Expense)	(125,000)	(170,292)

LOSS BEFORE TAXES	(4,582,867)	(207,315)

INCOME TAX EXPENSE	-	-

NET LOSS	$(4,582,867)	$(207,315)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.44)	$(0.03)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING,
BASIC AND DILUTED	10,420,055	6,313,760

ANPATH GROUP, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended
	December 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,582,867)	$(207,315)
(Gain) loss on disposal of assets	-	170,292
Depreciation and amortization	-	16,538
Stock issued for services	4,300,000	-
Loss on extinghishment of debt	80,000	-
Amortization of debt discount	45,000	-
Adjustments to reconcile net loss to net cash
used by operations:
Decrease (increase) in accounts receivable	-	-
Decrease (increase) in prepaid expenses	(7,960)	6,863
Increase (decrease) in accounts payable & accrued expenses	(25,901)	(43,305)
Net cash used by operating activities	(191,728)	(56,927)

CASH FLOWS FROM INVESTING ACTIVITIES
None	-	-
Net cash provided (used) in investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable	200,000	30,000
Proceeds from the sale of common stock	25,000	-
Advances from stockholder	11,000	27,150
Net cash used by financing activities	236,000	57,150

NET INCREASE (DECREASE) IN CASH	44,272	223

CASH - Beginning of period	2,042	59
CASH - End of period	$46,314	$282
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest expense	$-	$-
Income taxes	-	-
Common stock issued for payment of note payable	$25,000	$-

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Anpath Group, Inc. (hereinafter “the Company”) was incorporated in the State of Delaware on August 26, 2004.  The principal business of the Company is a holding company. The Company’s sole subsidiary is EnviroSystems, Inc. (hereinafter “ESI”) The Company’s name was changed to Anpath Group, Inc on January 8, 2007. Formerly our name was Telecomm Sales Network, Inc. The Company’s headquarters is located in Austin, Texas and its year end is March 31.

The Company through its subsidiary, ESI, plans to begin producing disinfecting, biocidal, sanitizing, and cleaning products designed to help prevent the spread of infectious microorganisms and control the growth of these disease-causing microbes, while minimizing the harmful effects to people, animals, surfaces and the environment. ESI intends to exploit its technology platform through the development and licensing/private labeling of its technology in several product categories.  The Company’s chemical emulsion technology will permit ESI to offer a wide range of disinfectant/biocides/sanitizer/cleaner/antiseptic products for a variety of applications and markets. The Company’s primary focus is the market introduction of GeoTru™ Geobiocide, for use in the oil and gas industry, specifically for hydraulic fracturing and microbial control in fracking fluids.  ESI will also opportunistically seek to license/private label its technology/products for surface disinfection.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all unrestricted cash, short-term deposits, and other investments with original maturities of no more than ninety days when acquired to be cash and cash equivalents for the purposes of the statement of cash flows.

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Fixed Assets

Equipment is recorded at cost. Depreciation and amortization are provided using the straight-line method over the useful lives of the respective assets, typically 3-7 years. Major additions and betterments are capitalized. Upon retirement or disposal, the cost and related accumulated depreciation or amortization is removed from the accounts and any gain or loss is reflected in operations.

Depreciation expense for the year ending December 31, 2013 and 2012 was $-0- and $16,538 respectively.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

We have net operating loss carryforwards available to reduce future taxable income. Future tax benefits for these net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. To the extent that we will not realize a future tax benefit, a valuation allowance is established.

Stock Based Compensation

FASB ASC 718 requires that measurement of the cost of employee services received in exchange for an award of equity instruments be based on the grant-date fair value of the award. Such costs are recorded over the periods employees are required to render services in exchange for the awards.

Basic and Diluted Loss Per Share

Basic loss per share is computed by using the weighted average number of shares outstanding during each period. Diluted loss per share includes the dilutive effects of common stock equivalents on an “as if converted” basis. For the nine months ended December 31, 2013 and 2012, there were no potentially dilutive securities.

Contingent Liability

In accordance with Statement of Financial Accounting Standards Interpretation No. 14, the Company may have certain contingent liabilities with respect to material existing or potential claims, lawsuits and other proceedings. The Company accrues liabilities when it is probable that future cost will be incurred and such cost can be measured.

Research and Development

Research and development costs are charged to expense as incurred.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation. References herein to the Company include the Company and its subsidiaries, unless the context otherwise requires.

Reclassifications

Certain amounts have been reclassified from the prior financial statements for comparative purposes.

NOTE 3 – INCOME TAXES

At December 31, 2013 and 2012, the Company had net deferred tax assets of approximately $430,000 and $301,000 principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at December 31, 2013 and 2012. At December 31, 2013, the Company has net operating loss carry forwards totaling approximately $1,266,000 which will begin to expire in the year 2025.

NOTE 4 – NOTES PAYABLE

In September 2012, the Company borrowed $30,000 from an individual. In June 2013, the individual converted $25,000 of this note into 31,250 share of common stock of the Company. The note payable is payable on demand and does not have an interest rate. The current balance of this note is $5,000.

June 2013, the company borrowed $205,000 from Alpha Capital Anstalt. The note with Alpha Capital Anstalt was issued at a discount of $5,000. The Company received $200,000 cash and amortized the discount to the maturity of the note in September 2013. In connection with the borrowing, the Company issued 50,000 shares of common stock. In July 2013, the note was extended with issuance of an additional 100,000 shares of common stock.

NOTE 5 - PREFERRED STOCK AND COMMON STOCK

Preferred Stock

As of March 31, 2013, no preferred stock has been issued by the Company.

Common Stock

The Company is authorized to issue 100,000,000 shares of $0.0001 par value common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company. As of December 31, 2013 the Company had issued 11,901,390 shares of common stock.

In August 2013, the Company sold 31,250 shares of common stock and received $25,000 cash.

In June 2013, the Company issued 5,375,000 shares of common stock for services as follows:

•

3,525,000 shares issued to the majority shareholder

•

1,100,000 shares issued to the board of directors

•

750,000 shares issued to officers, consultants and employees

The Company recognized $4,300,000 expense in the issuance of these shares.

NOTE 7 – RELATED PARTY TRANSACTIONS

At March 31, 2013 a stockholder controlling 50.6% of the outstanding common stock had made advances to the Company totaling $60, 270. During the nine months ended December 31, 2013, the stockholder advanced another $11,000 to the Company. At December 31, 2013 advances from stockholder were $71,270.

NOTE 8 – Subsequent Events

In October 2013, the Company, the majority stockholder and the CEO were named in a lawsuit filed by a former employee claiming the Company owed the former employee back wages, stock options, common stock, and health insurance benefits. The total claim is in excess of $50,000. The Company believes the claim is without merit and plans to vigorously defend itself.   The Company does not belief a liability is probable in this case.

The Company has evaluated events and transactions occurring subsequent to December  31, 2013 as of February 14, 2014, which is the date the financial statements were available to be issued.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Dislcosure.

On September 5, 2013, we executed an engagement letter by which we engaged MaloneBailey, LLP, of Houston, Texas as our principal accountant to audit Anpath’s financial statements for the fiscal years ended March 31, 2013, and 2012.  On October 31, 2013, our Board of directors ratified the engagement of MaloneBailey, LLP, and resolved to dismiss Patillo, Brown & Hill, L.L.P., of Waco, Texas, as its independent accountants.  Patillo, Brown & Hill, L.L.P. had not prepared any audit report with respect to the Company’s financial statements for the past two years.

During the periods ended March 31, 2013 and 2012, and through the interim period preceding such dismissal, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.  Further, there were no “reportable events,” as described in Item 304(a)(1)(iv) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

During the Company’s two most recent fiscal years, and any subsequent interim period prior to engaging MaloneBailey, LLP, neither the Company nor anyone on its behalf consulted the newly engaged accountant regarding:

either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and either a written report was provided to the Company or oral advice was provided that the new accountant concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) and the related instructions to Item 304 of Regulation S-K of the SEC or a reportable event (as described in paragraph 304(a)(1)(v) thereof).

We have provided Patillo, Brown & Hill, L.L.P., with a copy of the disclosure provided under this Item of this Registration Statement and have advised them to provide us with a letter addressed to the SEC as to whether they agree or disagree with the disclosures made herein.  A copy of their response was  attached to our Registration Statement on Form 10 filed with the SEC on February 19, 2014, and incorporated therein by  reference.  See Item 15 of this Registration Statement.

Item 15.  Financial Statements and Exhibits.

(a)

Financial Statements filed as part of this Registration Statement.

(1)  Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of March 31, 2013 and 2012

Consolidated Statements of Operations for the Fiscal Years Ended

March 31, 2013 and 2012

Consolidated Statement of Stockholders’ Equity for the Fiscal Years Ended

March 31, 2013 and 2012

Consolidated Statements of Cash Flows for the Fiscal Years Ended

March 31, 2013 and 2012

Notes to Consolidated Financial Statements

(2)  Unaudited Consolidated Balance Sheets

Unaudited Consolidated Statements of Operations

Unaudited Consolidated Statements of Cash Flows

Notes to Unaudited Consolidated Financial Statements

(b)

Exhibits filed as a part of this Registration Statement.

Exhibits

Exhibit No. (1)	Title of Document
3.1	Certificate of Incorporation (2)
3.2	Certificate of Amendment to Certificate of Incorporation (2)
3.3	Amended and Restated Certificate of Incorporation (2)
3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation (2)
3.5	Amended and Restated Bylaws (2)
10.1	Securities Purchase Agreement (2)
10.2	Original Issue Discount Secured Promissory Note (2)
10.3	Security Agreement (2)
10.4	Subsidiary Guarantee (2)
10.5	Extension and Waiver Agreement (2)
10.6	Note Extension Agreement dated July 29, 2013 (2)
10.7	Note Extension Agreement dated February 10, 2014 (2)
16.1	Letter re change in certifying accountant (2)
21	Subsidiaries

(1)  Summaries of all exhibits contained within this Registration Statement are modified in their entirety by reference to these Exhibits.

(2)  Filed with our Form 10 Registration Statement on February 19, 2014.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Anpath Group, Inc.

Date:	April 21 , 2014	By:	J. Lloyd Breedlove
J. Lloyd Breedlove, President and CEO